Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 of Glory Star New Media Group Holdings Limited (formerly TKK Symphony Acquisition Corporation) (the “Company”) of our report dated March 31, 2020, relating to the balance sheet of the Company as of December 31, 2019, and the related statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2019, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

September 2, 2020